                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               INGRAM MICRO INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               INGRAM MICRO INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                   [IM LOGO]
                               INGRAM MICRO INC.

                           1600 East St. Andrew Place
                           Santa Ana, California 92705

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                             To Be Held May 7, 1997

                         ------------------------------

     The 1997 Annual Meeting of the Shareowners of Ingram Micro Inc. will be held at the Company's Santa Ana campus, 1700 East St. Andrew Place, Santa Ana, California 92705 on Wednesday, May 7, 1997 at 10:00 a.m. for the following purposes:

     1. To elect eight Directors of the Company to serve until the Annual Meeting of the Shareowners in 1998.

     2. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on March 24, 1997 as the record date for the determination of the shareowners entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

     Shareowners are invited to attend the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

                                        By Order of the Board of Directors,

                                        /s/ JAMES E. ANDERSON, JR.
                                        -----------------------------------
                                        James E. Anderson, Jr.
                                        Senior Vice President, Secretary
                                        and General Counsel

April 9, 1997

                                   [IM LOGO]
                               INGRAM MICRO INC.

                           1600 East St. Andrew Place
                           Santa Ana, California 92705

                         ------------------------------

                                PROXY STATEMENT
            For Annual Meeting of Shareowners to be held May 7, 1997

                         ------------------------------

                                  INTRODUCTION

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Ingram Micro Inc., a Delaware corporation (the "Company"), for the 1997 Annual Meeting of the Shareowners of the Company (the "1997 Annual Meeting") to be held at the Company's Santa Ana campus, 1700 East St. Andrew Place, Santa Ana, California 92705 on Wednesday, May 7, 1997 at 10:00 a.m. The Notice of Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about April 9, 1997 to shareowners of record as of the close of business on March 24, 1997. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Company's Transfer Agent, First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, New Jersey 07303-2500, in writing, or by executing a subsequent proxy, which revokes your previously executed proxy. Additionally, if you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

                               VOTING OF PROXIES

     Proxies will be voted as specified by the shareowners. Where specific choices are not indicated, proxies will be voted FOR the election of all nominees for Director (Proposal 1). Under the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation (the "Charter") and the Company's Bylaws (the "Bylaws"), shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The election of Directors (Proposal 1) requires the affirmative vote of a plurality of the shares of Common Stock present, in person or by proxy, and entitled to vote at the 1997 Annual Meeting. Accordingly, abstentions and broker non-votes have no effect on the plurality of votes for election of Directors.

     The Company has two classes of Common Stock outstanding, the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and the Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's shareowners, including the election of Directors, and each share of Class B Common Stock entitles the holder to ten votes on each such matter. The Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock upon the earliest to occur of (i) the fifth anniversary of the closing of the split-off (the "Split-Off") of the Company from its former parent, Ingram Industries Inc. ("Ingram Industries"); (ii) the sale or transfer of such share of Class B Common Stock (a) by a holder that is a party to the Board Representation Agreement (as defined below) to any person that is not an affiliate, spouse or descendant of such holder, their estates or trusts for their benefit or any other party to the Exchange Agreement (as defined below) or (b) by any other holder, to a holder that is not the spouse or descendant of such holder or their estates or trusts for the benefit thereof; and (iii) the date on which the number of shares of Class B Common Stock then outstanding is less than 25% of the aggregate number of shares of Common Stock then outstanding. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the shareowners of the Company.
The shares of Common Stock do not have cumulative voting rights.

     The Company engaged in an initial public offering (the "IPO") in November 1996, pursuant to which 23,000,000 shares of Class A Common Stock were sold to the public, and 200,000 shares were sold to the Company's Chairman of the Board of Directors and Chief Executive Officer, Jerre L. Stead. Including such shares, as of January 31, 1997 there were outstanding 25,786,779 shares of Class A Common Stock and 109,068,762 shares of Class B Common Stock.

     Concurrently with the IPO, the Split-Off was completed, pursuant to which the Company ceased to be a subsidiary of Ingram Industries. In connection with the Split-Off, the Company entered into certain agreements relating to the provision of certain services. The Company also entered into certain agreements with certain shareowners of the Company relating to board representation and registration rights. See "Item 1. Election of Directors" and "Certain Relationships and Related Transactions."

     In the Split-Off, certain existing shareowners exchanged a specified number of their shares of Ingram Industries common stock for shares of Class B Common Stock of the Company of equivalent value to the shares of Ingram Industries common stock so exchanged. As of January 31, 1997, Martha R. Ingram, her children, certain trusts created for their benefit, and two charitable trusts and a foundation created by the Ingram family (collectively, the "Ingram Family Stockholders") held 156,727 shares of Class A Common Stock (including 122,405 shares issuable for stock options exercisable within 60 days of January 31, 1997) in the aggregate and 89,930,768 shares of Class B Common Stock in the aggregate (amounting to 80.6% of the aggregate voting power of the Common Stock). Ingram Industries (which is controlled by the Ingram Family Stockholders) held 246,000 shares of Class A Common Stock as of January 31, 1997 (including 15,000 shares held by Ingram Industries' wholly-owned subsidiary, Ingram Entertainment Inc., a Tennessee corporation ("Ingram Entertainment")).

     Shareowners will not be entitled to appraisal rights in connection with any matter to be voted on at the 1997 Annual Meeting.

                         ITEM 1.  ELECTION OF DIRECTORS

     At the 1997 Annual Meeting, eight Directors (constituting the entire Board of Directors) are to be elected to serve for a term to expire at the 1998
Annual Meeting of the Shareowners.   The nominees for re-election are Don H.
Davis, Jr., David B. Ingram, John R. Ingram, Martha R. Ingram, Phillip M. Pfeffer, J. Phillip Samper, Jerre L. Stead, and Joe B. Wyatt. Information regarding the Board's nominees for Directors is set forth below.

     The accompanying proxy will be voted for election of the Board's nominees unless contrary instructions are given. If any of the Board's nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. DAVIS, DAVID B. INGRAM, JOHN R. INGRAM, PFEFFER, SAMPER, STEAD, AND WYATT AND MRS. INGRAM AS DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS FOR A ONE-YEAR TERM TO EXPIRE AT THE 1998 ANNUAL MEETING OF SHAREOWNERS

     DON H. DAVIS, JR., age 57, became a Director of the Company in October 1996. Since July 1995, he has served as President and Chief Operating Officer of Rockwell International Corporation, a diversified high-technology company. Mr. Davis previously was Executive Vice President and Chief Operating Officer of Rockwell International Corporation from January 1994 to July 1995, President, Automation Group of Rockwell International Corporation from June 1993 to January 1994, and President of Rockwell International Corporation's wholly-owned subsidiary, Allen-Bradley Company, from July 1989 to January 1994. He also is a member of the Board of Directors of Sybron International Corporation and Rockwell International Corporation, and Chairman of the Board for the L.A. Manufacturing Learning Center.

     DAVID B. INGRAM, age 34, has been a Director of the Company since May 1996. He is currently Chairman and President of Ingram Entertainment, a position he has held since March 1996. Mr. Ingram had previously served as President and Chief Operating Officer of Ingram Entertainment from August 1994, Vice President, Major Accounts of Ingram Entertainment from November 1993 to August 1994, Assistant Vice President of Sales from June 1992 to November 1993, and Director of Sales from July 1991 to June 1992. He is a member of the Video Software Dealers Association national board.

     JOHN R. INGRAM, age 35, has served as a Director of the Company since December 1994. He has been Co-President of Ingram Industries since January 1996 and was President of Ingram Book Company, a division of Ingram Industries, from January 1995 to October 1996. Mr. Ingram served as Acting Chief Executive Officer of the Company from May 1996 to August 1996 and held a variety of positions at the Company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing. He is a member of the Board of Directors of SunTrust Bank, Nashville, and the Nashville Area Chamber of Commerce.

     MARTHA R. INGRAM, age 61, became a Director of the Company in May 1996, serving as Chairman of the Board until August 1996. She has been the Chairman of the Board of Directors of Ingram Industries since June 1995 and Chief Executive Officer since April 1996. She previously served as Director of Public Affairs of Ingram Industries from 1979 to June 1995. Mrs. Ingram serves on the Board of Trust of Vanderbilt University and Vassar College and on the Board of Directors of Weyerhaeuser Company, First American Corporation, and Baxter International.

     PHILIP M. PFEFFER, age 52, has served as a Director of the Company since 1986. He has been a Director and President and Chief Operating Officer of Random House, Inc., a publishing company, since May 1996. Previously,

Mr. Pfeffer was Executive Vice President and a Director of Ingram Industries from December 1981 to March 1996, and Chairman and Chief Executive Officer of Ingram Distribution Group Inc. from December 1981 to December 1995.

     J. PHILLIP SAMPER, age 62, has been a Director of the Company since October 1996. He currently serves as Chairman, CEO and President of Quadlux, Inc. Mr. Samper was previously Chairman and Chief Executive Officer of Cray Research, Inc., a computer products company, from May 1995 to March 1996, President and Chief Executive of Sun Microsystems Computer Corporation from January 1994 to March 1995, and Managing Partner of FRN Group, a private investment consulting firm, from February 1991 until January 1994. He also serves as a Director of Armstrong World Industries, Inc., the Interpublic Group of Companies, Sylvan Learning Systems, Inc., and Network Storage Corp.

     JERRE L. STEAD, age 54, became Chief Executive Officer and Chairman of the Board of the Company in August 1996. Mr. Stead served as Chief Executive Officer and Chairman of the Board at LEGENT Corporation, a software development company, from January 1995 to August 1995. Prior to that, Mr. Stead was Executive Vice President, Chairman and CEO of AT&T Corp. Global Information Solutions (NCR Corporation) from May 1993 to December 1994 and President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems from September 1991 to April 1993. He was Chairman, President and Chief Executive Officer of Square D Co., an electronics manufacturer from September 1988 to August 1991. He is on the Board of Directors of Armstrong World Industries, TBG Group and TJ International, Inc. Mr. Stead is Chairman of the Board of the Center of Ethics and Values at Garrett Seminary on the Northwestern University campus.

     JOE B. WYATT, age 61, has been a Director of the Company since October 1996. He currently serves as Chancellor of Vanderbilt University in Nashville, Tennessee, a position he has held since 1982. Mr. Wyatt is a Director of Sonat, Inc. and Reynolds Metals Company.

     Martha R. Ingram is the mother of David B. Ingram and John R. Ingram. There are no other family relationships among the Directors or executive officers of the Company.

REQUIREMENTS OF BOARD MEMBERS

     The Company and the Ingram Family Stockholders have entered into a Board Representation Agreement (the "Board Representation Agreement"). So long as the Ingram Family Stockholders and their permitted transferees (as defined in the Board Representation Agreement) own in excess of 25,000,000 shares of the outstanding Common Stock, the Board Representation Agreement provides for the designation of certain Directors (the "Designated Nominees"): (i) not more than three Directors designated by the Ingram Family Stockholders, (ii) one Director designated by the Chief Executive Officer of the Company, and (iii) four or five additional Directors ("Independent Directors") who are not members of the Ingram family or executive officers or employees of the Company. Directors designated by the Ingram Family Stockholders may, but are not required to, include Martha R. Ingram, any of her legal descendants, or any of their respective spouses. Messrs. David B. Ingram and John R. Ingram and Mrs. Ingram are the Directors designated by the Ingram Family Stockholders; Mr. Stead is the Director designated by the Chief Executive Officer of the Company; and Messrs. Davis, Pfeffer, Samper, and Wyatt are Independent Directors. Each of the parties to the Board Representation Agreement (other than the Company) has agreed to vote its shares of Common Stock in favor of the Designated Nominees. The Ingram Family Stockholders' holdings of Common Stock are sufficient to guarantee the election of the Designated Nominees.

COMMITTEES OF THE BOARD - BOARD MEETINGS

     The Company was formed on April 29, 1996. The Company was the surviving corporation in a merger (the "Merger") with Ingram Micro Holdings Inc., a California corporation, on October 25, 1996. In 1996, there were six meetings of the Board of Directors of the Company and its predecessor. In addition, management conferred frequently with Directors. During 1996, all Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and meetings of all committees of the Board on which they served, except Mr. Davis, who attended 50% (one out of two) of all such meetings.

     COMMITTEES. The Board Representation Agreement provides for the formation of certain committees of the Board of Directors. As provided in the Bylaws and the Board Representation Agreement, the Company has four committees: an Executive Committee, a Nominating Committee, an Audit Committee, and a Human Resources Committee. The Predecessor's Board of Directors did not have any committees during 1996.

     The Executive Committee consists of three Directors, one of whom is a Director designated by the Ingram Family Stockholders, one of whom is the Director designated by the Chief Executive Officer of the Company, and one of whom is an Independent Director. The Executive Committee currently consists of Messrs. Stead, John R. Ingram, and Samper. The Executive Committee did not meet in 1996, but acted by written consent on several occasions. The Executive Committee may approve management decisions requiring the immediate attention of the Board of Directors during the period of time between each regularly scheduled meeting of the Board. The Executive Committee does not have authority to approve any of the following items, all of which require the approval of the Board: (i) any action that would require the approval of the holders of a majority of the stock held by certain of the Ingram Family Stockholders or that would require approval of the holders of a majority of the Common Equity under applicable law or under the Certificate of Incorporation or Bylaws of the Company; (ii) any acquisition with a total aggregate consideration in excess of 2% of the Company's stockholders' equity; (iii) any action outside the ordinary course of business of the Company; or (iv) any other action involving a material shift in policy or business strategy for the Board.

     The Nominating Committee was formed in November 1996 and consists of three Directors, two of whom are Directors designated by the Ingram Family Stockholders, and one of whom is the Director designated by the Chief Executive Officer of the Company. The Nominating Committee currently consists of Messrs. David B. Ingram and Stead and Mrs. Ingram. The Nominating Committee did not meet in 1996, but acted by written consent on one occasion. The function of the Nominating Committee is to designate nominees for election as Directors of the Company and to elect members of other committees of the Board of Directors. The Nominating Committee will consider individuals recommended by shareowners. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

     The Audit Committee was formed in November 1996 and consists of at least three Directors, a majority of whom must be Independent Directors. The Audit Committee currently consists of Messrs. David B. Ingram, Pfeffer, and Wyatt. The Audit Committee did not meet in 1996. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review in advance the scope and the fees of the annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with existing major accounting and financial reporting policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relating to the adequacy of the Company's internal accounting controls and compliance with applicable laws relating to accounting practices.

     The Human Resources Committee was formed in November 1996 and consists of three Directors, one of whom is a Director designated by the Ingram Family Stockholders and two of whom are Independent Directors. The Human Resources Committee currently consists of Messrs. Davis and Samper and Mrs. Ingram. The Human Resources Committee held one meeting in 1996. The functions of the Human Resources Committee are to review and approve annual salaries, bonuses, and grants of stock options for all executive officers and key members of the Company's management staff and to review and approve the terms and conditions of all compensation plans in which such individuals participate, and any changes thereto.

     HUMAN RESOURCES (COMPENSATION) COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Messrs. Davis and Samper and Mrs. Ingram served on the Human Resources Committee during 1996. No Human Resources Committee interlocks or insider participation existed in 1996.

COMPENSATION OF DIRECTORS

     Directors who are not Independent Directors do not receive any additional compensation for serving on the Board of Directors, but are reimbursed for expenses incurred in attending meetings of the Board of Directors and Committees thereof. In addition to such reimbursement, each current Independent Director has been granted on the date his service began (but not prior to October 31, 1996), and each new Independent Director will be granted on the date his or her service begins, options to purchase 45,000 shares of Class A Common Stock. These options have an exercise price per share equal to the market price of the Common Stock on the date of grant and will vest in equal installments on the first, second, and third anniversaries of the date of grant. Independent Directors do not receive any other compensation for their service.

CERTAIN RIGHTS OF THE INGRAM FAMILY STOCKHOLDERS WITH RESPECT TO THE BOARD OF DIRECTORS

     In addition to provisions relating to the designation of Directors described above, the Board Representation Agreement provides as follows:

     Certain types of corporate transactions, including transactions involving the potential sale or merger of the Company; the issuance of additional equity, warrants, or options; acquisitions involving aggregate consideration in excess of 10% of the Company's stockholders' equity; any guarantee of indebtedness of an entity other than a subsidiary of the Company exceeding 5% of the Company's stockholders' equity; and the incurrence of indebtedness in a transaction which could reasonably be expected to reduce the Company's investment rating (i) lower than one grade below the rating in effect immediately following the IPO or (ii) below investment grade, may not be entered into without the written approval of at least a majority of the voting power deemed to be held (for purposes of the Board Representation Agreement) by certain of the Ingram Family Stockholders, acting in their sole discretion.

     The Board Representation Agreement will terminate on the date on which the Ingram Family Stockholders and their permitted transferees collectively cease to beneficially own at least 25,000,000 shares of the Common Stock of the Company (as such number may be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, and other transactions in the capital stock of the Company). All decisions for the Ingram Family Stockholders that are trusts or foundations will be made by the trustees thereof, who in some cases, are members of the Ingram family.

          SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of January 31, 1997, with respect to the beneficial ownership of each class of the Common Stock by (a) each Director of the Company; (b) the Company's Chief Executive Officer, the Company's former Chief Executive Officer and the other four most highly compensated executive officers of the Company in the most recently completed fiscal year (collectively, the "Named Executive Officers"); (c) all executive officers and Directors of the Company as a group; and (d) each person known by the Company to own beneficially more than five percent of the outstanding shares of either class of Common Stock.

                                                                                                      Common Stock
                                Class A Common Stock(1)          Class B Common Stock           ------------------------
                               --------------------------   -------------------------------      Percentage    Percentage
                                   Shares                      Shares                             of Total      of Total
                                Beneficially    Percentage  Beneficially         Percentage      Outstanding     Voting
Name                               Owned         of Class       Owned             of Class         Shares         Power
----                            ------------    ----------  ------------         ---------      ------------   ----------
Don H. Davis, Jr. . . . . .           --            --               --                --              --           --
David B. Ingram(2)(3) . . .       14,435(4)(5)       *       72,377,210(6)(7)        66.4%           53.7%        64.8%
John R. Ingram(3)(8)  . . .       45,047(4)(5)       *       71,875,977(6)(7)        65.9            53.3         64.4
Martha R. Ingram(3)(8)  . .           --(5)         --       83,740,791(6)(7)        76.8            62.1         75.0
Philip M. Pfeffer(9)  . . .      144,679             *        1,972,478(7)            1.8             1.6          1.8
J. Phillip Samper . . . . .           --            --               --                --              --           --
Jerre L. Stead  . . . . . .      400,000(10)       1.5%              --                --               *            *
Joe B. Wyatt  . . . . . . .      193,065(11)         *               --                --               *            *
Jeffrey R. Rodek  . . . . .       42,902(4)          *          285,000                 *               *            *
David R. Dukes  . . . . . .      119,099(12)         *           65,000                 *               *            *
Sanat K. Dutta  . . . . . .       86,833(13)         *           85,000                 *               *            *
John Wm. Winkelhaus, II . .       85,118(4)          *           85,000                 *               *            *
Linwood A. (Chip) Lacy,
   Jr.(14)  . . . . . . . .      105,180(4)          *        1,390,062(7)            1.3             1.1          1.3
All executive officers and
   Directors as a group (26
   persons)(3)(15). . . . .    1,801,427(5)(16)    6.7       98,301,855(6)(7)        90.1            73.5         88.1
Orrin H. Ingram(3)(8) . . .       97,245(5)(17)      *       73,157,670(6)(7)        67.1            54.3         65.5
Robin Ingram Patton(3)(8) .           --(5)         --       71,646,916(6)(7)        65.7            53.1         64.2
E. Bronson Ingram QTIP
   Marital Trust(3)(8)  . .           --            --       69,099,259              63.4            51.2         61.9
SunTrust Bank, Atlanta(18)        43,329             *       11,802,632              10.8             8.8         10.6
Roy E. Claverie(8)  . . . .           --(5)         --        7,540,794(6)(7)(19)     6.9             5.6          6.8
Ingram Thrift Plan(8) . . .           --            --        6,688,708               6.1             5.0          6.0
FMR Corp.(20) . . . . . . .    2,565,200           9.9               --                --             1.9            *
AIM Management Group
   Inc.(21) . . . . . . . .    1,840,300           7.1               --                --             1.4            *
Public Employees
   Retirement System of
   Ohio(22) . . . . . . . .    1,400,000           5.4               --                --             1.0            *

(footnotes on following page)

----------------------------
  *   Less than one percent.

 (1) Excludes each shareowner's beneficial ownership of Class B Common Stock, which may be converted into Class A Common Stock at any time, at the option of the holder.

 (2) The address for David B. Ingram is c/o Ingram Entertainment Inc., Two Ingram Boulevard, Lavergne, Tennessee 37089.

 (3) David B. Ingram, Robin Ingram Patton, Orrin H. Ingram, John R. Ingram, and Martha R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the "QTIP Trust"), and accordingly could each be deemed to be the beneficial owner of the shares held by the QTIP Trust.

 (4) Represents stock options exercisable for shares of Class A Common Stock within 60 days of the date of the table.

 (5) Excludes 246,000 shares of Common Stock purchased by Ingram Industries in the IPO (including 15,000 shares purchased by Ingram Industries' subsidiary Ingram Entertainment). As principal shareowners of Ingram Industries, the indicated shareowners may be deemed to be beneficial owners of the shares held by Ingram Industries.

 (6)  Includes 71,286,290; 71,266,588; 71,286,290; 7,068,715; 71,286,290;
      81,702,789; and 84,078,771 shares, for David B. Ingram, Robin Ingram Patton, Orrin H. Ingram, Roy E. Claverie, John R. Ingram, Martha R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees. Such individuals could each be deemed to be the beneficial owner of the shares held by such trusts of which he or she is a trustee.

 (7) Excludes for David B. Ingram 5,132,080 shares held by one or more trusts of which he and/or his children are beneficiaries; for Robin Ingram Patton 2,932,919 shares held by one or more trusts of which she is a beneficiary; for Orrin H. Ingram 1,441,858 shares held by one or more trusts of which he and/or his children are beneficiaries; for John R. Ingram 2,732,815 shares held by one or more trusts of which he and/or his children are beneficiaries; for Mr. Lacy 223,097 shares held by a trust of which his children are beneficiaries; for Mr. Pfeffer 234,348 shares held by his children or one or more trusts of which his children are beneficiaries; and for Mr. Claverie 244,912 shares held by his children or one or more trusts of which he and/or his children are beneficiaries. Each such individual disclaims beneficial ownership as to such shares.

 (8) The address for each of the indicated parties is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.

 (9) The address for Mr. Pfeffer is c/o Random House, Inc., 201 East 50th Street, New York, New York 10022.

(10)  Includes options to purchase 200,000 shares of Class A Common Stock.

(11)  Includes options to purchase 188,065 shares of Class A Common Stock.

(12)  Includes options to purchase 56,118 shares of Class A Common Stock.

(13)  Includes options to purchase 42,559 shares of Class A Common Stock.

(14) The address for Mr. Lacy is c/o Micro Warehouse, 535 Connecticut Avenue, Norwalk, Connecticut 06854.

(15) Excludes shares beneficially owned by Mr. Lacy, the Company's former Chief Executive Officer and former Chairman of the Board of Directors.

(16)  Includes options to purchase 1,264,868 shares of Class A Common Stock.

(17)  Includes options to purchase 62,923 shares of Class A Common Stock.

(18) The address for SunTrust Bank, Atlanta ("SunTrust") is 25 Park Place, NE, Atlanta, Georgia 30303. All shares of Class B Common Stock are held by SunTrust as trustee for certain individuals. All shares of Class A Common Stock are held in accounts for customers of SunTrust Banks and its affiliates. SunTrust and its affiliates have sole voting and dispositive power with respect to 20,320 of these shares of Class A Common Stock, and shared voting and dispositive power with respect to 4,100 of such shares. SunTrust and its affiliates hold the other 18,909 shares of Class A Common Stock in non-discretionary accounts. SunTrust Banks and each of its affiliates disclaim any beneficial interest in all shares of Common Stock it holds.

(19) Includes 6,688,708 shares held by the Ingram Thrift Plan. Mr. Claverie may be deemed to be the beneficial owner of such shares, because he is a trustee of the Ingram Thrift Plan.

(20) Based on information provided in a Schedule 13G filed on February 14, 1997 by FMR Corp. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(21) Based on information provided in a Schedule 13G filed on February 12, 1997 by AIM Management Group Inc. The address for AIM Management Group Inc. is 11 Greenway Plaza, Suite 1919, Houston, Texas 77046.

(22) The address for the Public Employees Retirement System of Ohio is 277 East Town Street, Columbus, Ohio 43215.


               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Historically, Ingram Industries provided certain administrative services to the Company. The Company was allocated a portion of the costs of these administrative services. This allocation totaled $3.6 million in 1996. In connection with the Split-Off, the Company entered into certain agreements (the "Transitional Service Agreements") with Ingram Industries relating to the continued provision of certain administrative services. The Company believes that the terms of the Transitional Service Agreements are on a basis as favorable as those that would have been obtained from third parties on an arm's length basis. The Transitional Service Agreements generally terminated on December 31, 1996, although payroll services under the Transitional Service Agreements will be provided through December 31, 1997.

     Additionally, Ingram Industries historically provided a large portion of the debt financing required by the Company in connection with its expansion. Interest on such debt was charged based on Ingram Industries' domestic weighted average cost of funds. In connection with the Split-Off, the Company assumed $160 million of fixed rate medium term certificates and $13.0 million of outstanding commercial paper under Ingram Industries' accounts receivable securitization program, in partial satisfaction of the amounts due to Ingram Industries. Assumption of the securitization program resulted in a $160 million reduction of trade accounts receivable and long-term debt on the Company's consolidated balance sheet at December 28, 1996. The Company used proceeds from the IPO to repay the remaining intercompany indebtedness to Ingram Industries of $366.3 million, which was incurred for general corporate purposes, primarily working capital needs in connection with the expansion of the Company's business. The Company also used borrowings under its new $1 billion credit facility (the "Credit Facility") to repay outstanding revolving indebtedness related to amounts drawn by certain of the Company's subsidiaries, as participants in Ingram Industries' then existing $380 million credit facility, which terminated concurrently with the closing of the IPO.

     The Company leases certain office space near Buffalo, New York from a partnership owned by certain members of the Ingram family. The lease agreement expires January 31, 2013 and requires annual rental payments of approximately $1.6 million. Until November 1996, the Company subleased its facilities in Santa Ana, California and Harrisburg, Pennsylvania from Ingram Industries. The sublease agreement required annual rental payments of approximately $2.1 million. In connection with the Split-Off, the Company acquired ownership of two of three office buildings within the Santa Ana campus, as well as the Harrisburg distribution center, for an aggregate amount of approximately $22.6 million. The Company's lease for its distribution center in Millington, Tennessee was previously guaranteed by Ingram Industries. Certain of the Company's other leases were also guaranteed by Ingram Industries. Such guarantees were released in connection with the Split-Off.

     The Company extended a loan during 1995 to one of its senior executive officers. This loan has been repaid in full. The largest aggregate amount outstanding at any time during 1996 was $450,000. This loan bore interest at the intercompany rate of interest paid by the Company to Ingram Industries.

     In connection with the Split-Off, agreements relating to board representation and registration rights with respect to Common Stock held by the Ingram Family Stockholders (including shares of Class A Common Stock issued upon conversion of Class B Common Stock) were entered into by the Company and the Ingram Family Stockholders.

     In connection with the exchange of shares of Ingram Industries common stock for shares of Class B Common Stock of the Company (as described above), the exchange values were determined by the board of directors of Ingram Industries, which relied in part on an opinion of a financial advisor to the effect that the Split-Off was fair to all involved parties. In an exchange agreement (the "Exchange Agreement"), the Company covenanted that, during the two-year period following the Split-Off, it will not (i) liquidate, merge, or consolidate with any other person, or sell, exchange, distribute, or dispose of any material asset other than in the ordinary course of business, (ii) with certain limited exceptions, redeem or reacquire any of its capital stock transferred in the Split-Off, (iii) cease to conduct the principal active trade or business conducted by it during the five years immediately preceding the Split-Off, or (iv) otherwise take any actions inconsistent with the facts and representations set forth in the private letter ruling from the U.S. Internal Revenue Service (the "IRS") regarding certain federal income tax consequences of the Split-Off, in each case unless it first obtains an opinion from recognized tax counsel or a ruling from the IRS that such action will not affect the qualification of the transactions contemplated by the Exchange Agreement for tax-free treatment. All such covenants were necessary to obtain the private letter ruling from the IRS. Although there can be no assurance, it is contemplated that, pursuant to the Exchange Agreement, on or after June 20, 1997, certain remaining shareowners of Ingram Industries will exchange their remaining shares of Ingram Industries common stock for all of the shares of Ingram Entertainment common stock.

     Certain outstanding Ingram Industries options and stock appreciation rights ("SARs") were converted to, and certain Ingram Industries incentive stock units ("ISUs") were exchanged for, options exercisable for shares of Class A Common Stock of the Company (the "Rollover Stock Options"). The exchange values for these options, SARs, and ISUs were based primarily on the exchange value for the underlying common stock, and were determined by the board of directors of Ingram Industries in accordance with the respective plans under which they were issued. A total of approximately 10,989,000 Rollover Stock Options were issued in connection with the Split-Off. In connection with such conversion and exchange, the Company agreed to register at various times following the IPO, shares of Class A Common Stock issuable upon the exercise of Rollover Stock Options.

     The Ingram Family Stockholders and the other shareowners of Ingram Industries who received shares of Class B Common Stock in the Split-Off entered into a registration rights agreement (the "Registration Rights Agreement") which grants the QTIP Trust demand registration rights following the closing of the IPO. Such demand registration rights may be exercised with respect to all or any portion (subject to certain minimum thresholds) of the shares of Class B Common Stock owned by the QTIP Trust, one or more of the other Ingram Family Stockholders and certain of their permitted transferees on up to three occasions during the 84-month period following the closing of the IPO; provided that the Company shall not be obligated to effect (i) any registration requested by the QTIP Trust unless the QTIP Trust has furnished the Company with an opinion of counsel to the effect that such registration and any subsequent sale will not affect the tax-free nature of the Split-Off or (ii) more than one demand registration during any 12-month period.

     The Registration Rights Agreement also grants one demand registration right (subject to certain minimum thresholds) to members of the Ingram family (which may only be exercised during the 84-month period following the closing of the IPO) and one demand registration right to certain minority shareowners of the Company if a change of control of the Company occurs following the closing of the IPO but prior to the second anniversary of the Split-Off. The minority shareowners will not be entitled to this registration right if they were offered the opportunity to participate in the change of control transaction.

     The Registration Rights Agreement restricts the exercise by any party thereto of a demand registration right, and provides that the Company will not grant any registration rights to any other person that are more favorable than those granted pursuant to the Registration Rights Agreement or that provide for the exercise of demand registration rights sooner than three months following a public offering in which such person was entitled to include its shares, unless the number of shares requested to be included in such public offering exceeded
125% of the number of shares actually included.

     In addition, the Registration Rights Agreement provides that the parties thereto shall be entitled to unlimited "piggyback" registration rights in connection with any proposed registration of equity securities by the Company (with certain specified exceptions) during the 84-month period following the completion of the IPO. Employees who received shares of Class B Common Stock in the Company's July 1996 employee offering are bound by the provisions of the Registration Rights Agreement as if such employees were parties thereto, and are entitled to the "piggyback" registration rights provided therein, with respect to the portion of their shares of Class B Common Stock that is no longer subject to restrictions.

     The Registration Rights Agreement contains provisions regarding reduction of the size of an offering that has been determined by the underwriters to have exceeded its maximum potential size and contains certain customary provisions, including those relating to holdback arrangements, registration procedures, indemnification, contribution and payment of fees and expenses.

     As provided in an agreement (the "Thrift Plan Liquidity Agreement") with the Ingram Thrift Plan, which received 10,007,000 shares of Class B Common Stock in the Split-Off, the Company filed with the Securities and Exchange Commission a registration statement on Form S-1, pursuant to which the Ingram Thrift Plan sold 770,000 of such shares of Class B Common Stock in December 1996. All of such shares were automatically converted into shares of Class A Common Stock in connection with the sale thereof. In January 1997, pursuant to an employee benefits transfer and assumption agreement (the "Employee Benefits Agreement"), the Ingram Thrift Plan transferred an aggregate of 2,548,292 shares of Class B Common Stock to the Ingram Micro Thrift Plan and the Ingram Entertainment Thrift Plan. The Employee Benefits Agreement provides for the allocation of employee benefit assets and liabilities generally on a pro rata basis in respect of the current and former employees of each of the Company, Ingram Industries, and Ingram Entertainment (each, an "Ingram Company"). Each Ingram Company has indemnified the other parties with respect to such party's benefit-related assumed or retained assets and liabilities.

     Pursuant to a reorganization agreement (the "Reorganization Agreement"), each Ingram Company agreed to retain or assume, at the time of the Split-Off, certain liabilities and obligations, including the following: (i) liabilities and obligations incurred by such Ingram Company (other than certain general corporate level liabilities of Ingram Industries) with respect to periods ending on or prior to the closing of the Split-Off, other than liabilities or obligations arising as a result of any intentional act which is tortious or as a result of any illegal act (each, a "Designated Action") committed by (x) a corporate officer of Ingram Industries (except for actions that are believed by such person to be in furtherance of his duties as an officer or employee of the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries), (y) any other employee of Ingram Industries whose responsibilities are not primarily associated with the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries or (z) an employee (other than general corporate level employees of Ingram Industries) of any other Ingram Company; (ii) liabilities and obligations (other than general corporate level liabilities of Ingram Industries) incurred by any other Ingram Company with respect to periods ending on or prior to the closing of the Split-Off as a result of any Designated Action committed by an employee of any such Ingram Company or certain subsidiaries or business operating units of such Ingram Company; (iii) in the case of Ingram Industries, certain general corporate level liabilities and obligations up to an aggregate of $100,000 incurred by Ingram Industries with respect to certain periods ending on or prior to the closing of the Split-Off and recorded under Ingram Industries' internal accounting system as "home office" liabilities, to the extent that such liabilities and obligations are extraordinary in nature and arise out of the ordinary course of business and were not accrued on Ingram Industries' year end 1995 balance sheet; (iv) specified liabilities and obligations related to certain asset dispositions and the settlement of certain claims; and (v) liabilities and obligations incurred by such Ingram Company with respect to periods beginning after the closing of the Split-Off.

     The Reorganization Agreement also provides that certain contingent assets or liabilities, as well as fees and costs incurred in connection with the Split-Off, will be shared 23.01% by Ingram Industries, 72.84% by the Company, and

4.15% by Ingram Entertainment. These contingent liabilities include (i) liabilities and obligations arising as a result of any Designated Action committed by a corporate officer of Ingram Industries (except for actions that are believed by such person to be in furtherance of his duties as an officer or employee of the Company, Ingram Entertainment, or their respective subsidiaries or other designated affiliates, or the other subsidiaries or designated affiliates of Ingram Industries), or any other employee of Ingram Industries whose responsibilities are not primarily associated with the Company, Ingram Entertainment, or their respective subsidiaries, or the other subsidiaries or business operating units of Ingram Industries; (ii) certain general corporate level liabilities and obligations, if the aggregate of such liabilities and obligations incurred by Ingram Industries exceeds $100,000, incurred by Ingram Industries with respect to periods ending on or prior to the closing of the Split-Off and recorded under Ingram Industries' internal accounting system as "home office" liabilities, to the extent that such liabilities and obligations are extraordinary and non-recurring in nature and arise out of the ordinary course of business and were not accrued on Ingram Industries' 1995 balance sheet; (iii) certain liabilities and obligations incurred by Ingram Industries in respect of specified individuals pursuant to certain deferred compensation plans of Ingram Industries; and (iv) assets, liabilities, and obligations arising in connection with certain specified asset dispositions. The Company will not be responsible for any liabilities except to the extent that the Company's share of such liabilities, fees or costs and certain other amounts (net of any contingent assets) exceeds, in the aggregate, $20,778,000. The Company currently believes that any such liabilities, fees, or costs will be largely offset by other amounts due from Ingram Industries. However, there can be no assurance that further payments, which could be material, will not be required in the future.

     In addition, the Reorganization Agreement required the Company, at or prior to the closing of the Split-Off, to enter into bank repurchase agreements with respect to securities of the Company received in connection with the Exchange Agreement in exchange for shares of Ingram Industries common stock previously held as collateral for certain loans made to shareowners of Ingram Industries. If securities of Ingram Industries are exchanged for securities of Ingram Entertainment, as contemplated to occur in June 1997, Ingram Entertainment has agreed to enter into similar agreements with respect to such securities.

     Pursuant to the Reorganization Agreement, each Ingram Company has agreed to indemnify each other Ingram Company from any and all damage, loss, liability, and expense incurred as a result of any breach by such party of any covenant or agreement pursuant to the Reorganization Agreement or the failure by such party to perform its obligations with respect to any liability retained or assumed by such party pursuant to the Reorganization Agreement.

     In connection with the Split-Off, the Ingram Companies entered into a tax sharing and tax services agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company agreed that it will be liable for (i) its allocable share of the consolidated federal income tax liability and any consolidated state income tax liability for the year that includes the Split-Off and (ii) generally, 72.84% of any adjustment in excess of reserves already established by Ingram Industries for federal or state income tax liabilities of Ingram Industries, Ingram Entertainment, or the Company (x) relating to tax periods ending on or prior to the Split-Off or (y) resulting from a failure (other than due to a breach of certain representations or covenants) of either the Split-Off or the subsequent exchange of securities of Ingram Industries for securities of Ingram Entertainment to qualify for tax-free treatment. However, no liability with respect to the subsequent exchange involving Ingram Entertainment will be allocated to the Company if such exchange is not completed in accordance with the provisions of the Exchange Agreement or if the facts and circumstances of such exchange are materially different from those on which the private letter ruling received by Ingram Industries is based, unless a supplemental private letter ruling reasonably satisfactory to the Company addressing such differences is obtained prior to such exchange. Subject to certain consultation rights and certain limited rights on the part of the Company to consent to a settlement, Ingram Industries will have the right to control any audit or proceeding relating to the Company for periods ending prior to the Split-Off. The Company will share in any refunds received in respect of the carryback of any future tax losses or credits it may suffer or receive. In addition, Ingram Industries and Ingram Entertainment have each agreed that, upon the exercise by one of its employees of an option granted in connection with the Split-Off, it will pay the Company an amount equal to the tax benefit, if any, received from any compensation deduction in respect of such exercise. Furthermore, if the Split-Off or the contemplated exchange of Ingram Entertainment common stock fails to qualify for tax-free treatment as a result of a breach by one of the Ingram

Companies of specified representations or covenants contained in the Exchange Agreement, any resulting deficiency will be borne by such breaching Ingram Company.

     In addition, until 1999, the Company will provide data processing services to Ingram Industries and Ingram Entertainment for a fee based on the allocated costs of such services. The Company received fees of $253,500 in 1996 (beginning in November 1996), and is expected to receive approximately $1,782,400 in 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table provides information relating to compensation for the two most recently completed fiscal years for the Named Executive Officers. Excluding Mr. Stead, prior to the Split-Off, a portion of this compensation was paid by Ingram Industries and was included as a factor in the determination of intercompany charges paid by the Company to Ingram Industries.

                                                                                                   Long-Term
                                                                                                 Compensation
                                                                                                     Awards
                                                                                                 -------------
                                                                      Annual Compensation         Securities       All Other
                                                           ------------------------------------   Underlying      Compensation
Name and Principal Position(s)                             Year(1)   Salary($)(2)   Bonus($)(3)  Options/SARs(#)     ($)(4)
------------------------------                             -------   ------------   -----------  ---------------  ------------
Jerre L. Stead(5)                                            1996             --            --      3,400,000            --
   Chief Executive Officer and Chairman
   of the Board of Directors
Jeffrey R. Rodek                                             1996       $434,458      $375,239        350,000(6)   $ 12,493
   Worldwide President and                                   1995        392,820       267,089        240,258(7)    163,649
   Chief Operating Officer
David R. Dukes                                               1996        317,081       266,272        185,000(6)     16,499
   Vice Chairman of the Company                              1995        260,130       205,611             --        10,607
   and Chief Executive Officer
   of Ingram Alliance
Sanat K. Dutta                                               1996        268,435       241,475        165,000(6)     12,850
   Executive Vice President and President,                   1995        263,500       213,593             --        12,365
   Ingram Micro U.S.
John Wm. Winkelhaus, II                                      1996        336,411        87,136        115,000(6)    128,865
   Executive Vice President and President,                   1995        250,000       130,441             --       124,287
   Ingram Micro Europe
Linwood A. (Chip) Lacy, Jr.(8)                               1996        577,498       686,057             --(6)    487,452
   Former Chief Executive Officer and                        1995        558,000       414,057             --        28,617
   Former Chairman of the Board of Directors

-----------------
(1) Under rules promulgated by the Securities and Exchange Commission (the "Commission"), only information with respect to the two most recently completed fiscal years is reported in the Summary Compensation Table.

(2) Includes amounts deferred under qualified and nonqualified defined contribution compensation plans and pretax insurance premium amounts.

(3) In respect of each of 1995 and 1996, the bonuses were paid in February or March of the following years.

(4) Includes the following amounts for 1996: Mr. Rodek (group term life insurance, $1,632; employer thrift plan contributions, $10,861); Mr.
     Dukes (group term life insurance, $4,608; employer thrift plan contributions, $11,891); Mr. Dutta (group term life insurance, $2,784; employer thrift plan contributions, $10,066); Mr. Winkelhaus (group term life insurance, $1,267; employer thrift plan contributions, $6,136; expatriate compensatory payments, $121,462); Mr. Lacy (group term life insurance, $4,608; employer thrift plan contributions, $9,063; relocation, $145,448; termination payments, $328,333).

(5) Mr. Stead became the Company's Chief Executive Officer and Chairman of the Board of Directors on August 27, 1996.

(6) Does not include the exchange or conversion of outstanding Ingram Industries securities held by Messrs. Rodek, Dukes, Dutta, Winkelhaus and Lacy, into Rollover Stock Options in connection with the Split-Off, as follows: 274,582, 273,896, 258,107, 244,378, and 419,190 shares, respectively.

(7) Represents options granted in 1995 exercisable for 175,000 shares of Ingram Industries common stock, which were converted into options exercisable for 240,258 shares of Common Stock in connection with the Split-Off.

(8) Mr. Lacy was an employee of Ingram Industries at all times during 1995 and through May 31, 1996, at which time he resigned from both the Company and Ingram Industries. All amounts shown for Mr. Lacy were paid by Ingram Industries, and a portion of such amounts is reflected in the Company's consolidated statement of income under charges allocated from Ingram Industries.

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to stock options granted to the Named Executive Officers for the year ended December 28, 1996.

                                              Individual Grants(1)
                               ---------------------------------------------------
                                               % of Total
                                Number of     Options/SARs
                               Securities      Granted to    Exercise               Alternative to
                               Underlying     Employees of   or Base                 Grant Date
                              Options/SARs   the Company in   Price     Expiration     Present
Name                             Granted      Fiscal Year     ($/sh)       Date      Value($)(5)
----                          ------------   --------------  --------   ----------  --------------
Jerre L. Stead  . . . . . .      200,000(2)       2.1%       $18.00      10/31/04    $ 1,275,609
                               1,600,000(3)      16.4         18.00      10/31/04     10,037,594
                               1,600,000(4)      16.4         18.00      10/31/06      8,706,314
                               -----------------------------------------------------------------
Jeffrey R. Rodek  . . . . .      150,000(3)       1.5          7.00       3/31/04        177,637
                                 200,000(4)       2.1         18.00      10/31/06      1,088,289
                               -----------------------------------------------------------------
David R. Dukes  . . . . . .       35,000(3)       0.4          7.00       3/31/04         45,847
                                  70,000(3)       0.7         18.00      10/31/04        444,585
                                  80,000(4)       0.8         18.00      10/31/06        435,316
                               -----------------------------------------------------------------
Sanat K. Dutta  . . . . . .       40,000(3)       0.4          7.00       3/31/04         49,956
                                  25,000(3)       0.3         18.00      10/31/04        159,973
                                 100,000(4)       1.0         18.00      10/31/06        544,145
                               -----------------------------------------------------------------
John Wm. Winkelhaus, II . .       40,000(3)       0.4          7.00       3/31/04         52,397
                                  75,000(4)       0.8         18.00      10/31/06        408,108
                               -----------------------------------------------------------------
Linwood A. (Chip) Lacy, Jr.           --          0.0            --            --             --
                               -----------------------------------------------------------------

-----------------
(1) Does not include the exchange or conversion of outstanding Ingram Industries securities into Rollover Stock Options in connection with the Split-Off.

(2)  Such options were immediately exercisable on the date of grant.

(3) Such options become exercisable in four equal annual installments, beginning April 1, 1998.

(4) Such options become exercisable over a fixed term, subject to continued employment with the Company; however, such options will vest earlier if the Company achieves certain performance criteria.

(5) The grant date present values shown in the table were determined pursuant to the Black-Scholes option valuation model, using the following assumptions: stock price volatility of 0% and 39.4% for the $7.00 options and $18.00 options, respectively; expected lives of 3 years for the $7.00 options, 3.2 years for the $18.00 options which vest over 4 years, and 2.5 years for the $18.00 options which vest over a fixed term but are subject to earlier vesting if the Company achieves certain performance criteria; dividend yield of 0%; and risk free interest rate of 5.9%.

STOCK OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information relating to any stock options and ISUs exercised by the Named Executive Officers during the year ended December 28, 1996, as well as the number and value of securities underlying unexercised stock options held by the Named Executive Officers as of December 28, 1996.

                                                                                  Number of
                                                                                  Securities                 Value of
                                                                                  Underlying                Unexercised
                                             Shares                              Unexercised                In-the-Money
                                            Acquired                             Options/SARs               Options/SARs
                                               on                                at Year End                at Year End
                                            Exercise           Value          -----------------       ----------------------
                                             During           Realized          Exercisable/                Exercisable/
Name                                        1996(1)            ($)(2)          Unexercisable               Unexercisable
----                                        --------        ----------       -----------------        ----------------------
Jerre L. Stead  . . . . . . . . . .             --                  --       200,000/3,200,000        $1,100,000/$17,600,000
Jeffrey R. Rodek  . . . . . . . . .             --                  --               0/624,582                   0/9,245,118
David R. Dukes  . . . . . . . . . .             --                  --          73,277/385,619           1,611,679/5,842,797
Sanat K. Dutta  . . . . . . . . . .             --                  --          37,410/385,694             810,016/6,120,591
John Wm. Winkelhaus, II . . . . . .             --                  --          42,559/316,819             918,300/5,459,084
Linwood A. (Chip) Lacy, Jr. . . . .        100,500          $2,921,148          10,000/308,690             220,900/6,795,268

---------------
(1) Excludes Ingram Industries ISUs held by Mr. Lacy that matured in 1996 and were settled in cash.

(2) Includes $612,353 paid to Mr. Lacy in connection with the settlement of ISUs.

PENSION PLAN

     None of the Named Executive Officers other than Mr. Lacy participates in the tax-qualified Ingram Retirement Plan and the non-qualified Ingram Supplemental Executive Retirement Plan (the "Retirement Plans") sponsored by Ingram Industries. At the time he left the Company, Mr. Lacy had earned one year of credited service under the Retirement Plans.

     Mr. Lacy's benefit from the Retirement Plans will be in the form of a deferred annuity. At age 65, his life only annuities would be $178.70 per month from the Ingram Retirement Plan and $539.70 per month from the Ingram Supplemental Executive Retirement Plan. In connection with the Split-Off, the Company established a qualified plan similar to the Ingram Industries qualified plan. None of the Named Executive Officers participates in or will participate in the Company's qualified retirement plan.


                             EMPLOYMENT AGREEMENTS

     In August 1996, the Company entered into an agreement with Mr. Stead pursuant to which he agreed to serve as Chief Executive Officer and Chairman of the Board of the Company. The agreement provides for the grant to Mr. Stead of options at the initial public offering price exercisable for 3,600,000 shares of Common Stock. Such options will vest over an extended period, as described above. In lieu of receipt of 200,000 of such options, Mr. Stead purchased 200,000 shares of Common Stock directly from the Company at the initial public offering price. Mr. Stead will not receive any salary, bonus, or other cash compensation during the vesting period of such options; however, the Company's agreement with Mr. Stead provides for the Company to compensate Mr. Stead in a mutually agreeable manner in the event (which occurred) that the initial public offering price exceeded $14.00. The Company has also agreed to provide Mr. Stead and his spouse with lifetime healthcare coverage, with a lifetime cap of $2.0 million, as well as certain other perquisites.

     In December 1994, the Company entered into an agreement with Mr. Rodek pursuant to which he agreed to serve as President and Chief Operating Officer of the Company and as a member of the Company's Board of Directors. The agreement provides for a base salary, participation in the Company's Executive Incentive Bonus Plan, and participation in the Company's health and benefit programs. Mr. Rodek will receive a severance benefit equal to his annual base salary if the Company terminates his employment without cause prior to January 1, 1998. Mr. Rodek currently serves as Worldwide President and Chief Operating Officer.

     In April 1988, the Company entered into an agreement with Mr. Dutta pursuant to which he agreed to serve as Senior Vice President, Operations. The agreement provides for a base salary, participation in the Company's Executive Incentive Bonus Plan, and participation in the Company's health and benefit programs. Mr. Dutta will receive a severance benefit of nine months' base salary if he is terminated without cause or 12 months' base salary if he is involuntarily terminated or has a substantial change in title or reduction of salary within 12 months of a change in control (as defined in the agreement). Mr. Dutta currently serves as Executive Vice President and President, Ingram Micro U.S.

     In June 1991, the Company entered into an agreement with Mr. Winkelhaus pursuant to which he agreed to serve as Senior Vice President, Ingram Micro Europe. The agreement provides for a base salary, a housing cost and goods and services differential, participation in the Company's Executive Incentive Bonus Plan, and participation in the Company's health and benefit programs. Mr. Winkelhaus currently serves as Executive Vice President and President, Ingram Micro Europe.

     Mr. Lacy resigned as Chairman and Chief Executive Officer of the Company effective May 31, 1996. Pursuant to an agreement (the "Severance Agreement"), Mr. Lacy resigned from all positions with the Company, and resigned from all positions with Ingram Industries and its other subsidiaries, except that Mr. Lacy will remain a director of Ingram Industries until December 31, 1997, unless earlier removed in accordance with the bylaws of Ingram Industries.

     Pursuant to the Severance Agreement, Mr. Lacy agreed to cooperate with the Company and Ingram Industries in connection with the consummation of the Split-Off and the IPO. Mr. Lacy has also agreed not to use or disclose confidential information relating to the Company. Furthermore, Mr. Lacy has agreed that until November 30, 1998, he will not compete with the Company or solicit for hire any person who was or becomes an employee of the Company between December 1, 1995 and June 1, 1998. Mr. Lacy has also agreed to similar restrictions with respect to the businesses of Ingram Industries and its other subsidiaries.

     The Company agreed to pay Mr. Lacy one year's salary at the level in effect as of the date of his resignation, and has paid Mr. Lacy $272,000, his earned bonus for the first five months of 1996. In addition, the Severance Agreement provides for the continuation of certain health and life insurance benefits for a period of 12 months from the date thereof. Mr. Lacy will also receive certain payments from Ingram Industries.

     The shares of Ingram Industries common stock owned by Mr. Lacy were converted into shares of Class B Common Stock in connection with the Split-Off. These shares have been placed in an escrow account, although Mr. Lacy will be permitted to sell such shares, subject to applicable tax and securities laws, provided that the after-tax proceeds of such sales remain in the escrow account. If at any time prior to December 1, 1998, Mr. Lacy breaches the terms and conditions of the Severance Agreement, the Company shall have the right to be reimbursed for its damages from this escrow account. Furthermore, Ingram Industries and the Company may suspend any payments or obligations otherwise owed to Mr. Lacy. If not earlier released due to the death of Mr. Lacy or a Change of Control (as defined therein), fifty percent of the escrow account will be released on June 1, 1998 and the remainder on December 1, 1998.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of and benefits provided to the Chief Executive Officer and the other executive officers. The names of the Human Resources Committee members are set forth below this report.

COMPENSATION PHILOSOPHY

     The 1996 compensation program described in this Proxy Statement was established by the Compensation Committee of the Ingram Industries Board of Directors ("the Committee") while the Company was a controlled subsidiary of Ingram Industries Inc. The Committee was comprised entirely of Directors who were senior members of Ingram Industries' management and met as needed.

     The Company's compensation program was designed to create and sustain high performance, to attract and retain the people necessary to sustain the growth of the business, and to provide incentives to associates to act as shareowners of the business and to become personally accountable for their own individual actions and the Company's overall business success. The program was designed to be highly sensitive to performance and reward both short and long term performance.

     In establishing compensation levels for 1996, the Committee considered the results of the Radford Total Management Survey of top management in high tech industries and other national surveys of top management positions for companies with whom the Company competes for executive talent. The Company's competitors for executive talent are not necessarily the same companies that would be included in an industry index established to compare shareowner returns because the Company requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not the same as the industry group index used in the performance comparison graph included in this Proxy Statement.

     The target executive compensation levels described herein for each of the Company's five most highly compensated officers named in the Summary Compensation Table in this Proxy Statement ("named officers") do not exceed the annual limit for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Subject to the needs of the Company, the Company's policy is to attempt to meet the requirements for deductibility under Section 162(m).

     The Committee developed the following guidelines which were the basis for the 1996 program:

     o   target levels at the mean of the select sample of companies

     o   pay compensation based on results compared to stretch targets

     o   reflect a bias towards variable pay

     o   support value creation for the Company's shareowners

     The 1996 compensation program consisted of three components: (1) base salary, (2) annual bonus and (3) long term incentives, e.g., stock options and restricted stock.

     1. Base Salary: Base salaries for executive officers are determined based on the Committee's assessment of the individual's experience level, the scope and complexity of the position held and the Company's knowledge of salaries being paid for similar positions in the marketplace. Annual salary adjustments are determined by the Company's performance and the individual's contribution to that performance. For those executive officers responsible for particular business units, the financial and non-financial results (e.g., recognition within respective industries) of their business units are also considered.

    2. Annual Incentive Plan: The annual bonus paid in 1996 for named officers other than the Chairman and Chief Executive Officer relates to 1995 performance and was based 60% on the Company's performance related to preset financial performance targets and 40% on individual performance against preset goals. No bonus is payable unless the Company achieves a minimum preset financial target.

    3. Long Term Incentives: To ensure a direct connection between shareowner and executive officer interests, the long term component uses share price as a key measure of value delivered by the executive officer. Until last year, long term incentive grants were issued under various Ingram Industries programs based on the book value of Ingram Industries stock. At the time of the Split-Off, these awards were converted to options to purchase shares of the Company's Class A Common Stock. In addition, the Company adopted its own stock option plan and an executive stock purchase plan last year. Pursuant to these plans, additional stock options were awarded last year and members of senior management were given the opportunity to purchase shares of the Company's Class B Common Stock on a restricted basis prior to the IPO. Certain individuals also were awarded restricted share grants. The restrictions on these shares will lapse at various times through 2000 for the purchased shares and 2001 for the share grants.

CEO COMPENSATION

    Jerre Stead, the Company's Chairman and Chief Executive Officer, receives no salary or annual bonus. At the time of the IPO, Mr. Stead received a one-time grant of options to purchase 3,400,000 shares of the Company's Class A Common Stock at the initial public offering price, $18 per share. The number of options was determined at the time of Mr. Stead's employment with the Company based on a comparison with other firms with which the Company believed it was competing for top executive talent.

    Of the options awarded to Mr. Stead, 200,000 were vested immediately and 1,600,000 will vest in four equal installments on April 1 of each of the years 1998 through 2001. The remaining 1,600,000 options will vest 100% on November 1, 2005 or sooner should shareowner value reach the preset performance objectives described below. One-half of these options may vest any time after April 1, 1998 upon satisfaction of either of the following conditions:

    o the completion of any 90 calendar day period in which the beginning, ending and average reported closing price of the Company's Class A Common Stock on the New York Stock Exchange is at least $35.00 per share.

    o (i) the earnings per share as publicly reported by the Company meets or exceeds $2.00 for any consecutive six quarter period, beginning with the six quarter period ending in March 1998 and (ii) the most recent two quarters' earnings per share total at least $0.75; provided that, for any consecutive six quarter period ending in fiscal year 1999, or thereafter, the Human Resources Committee of the Board of Directors may establish, from time to time, different minimum cumulative earnings per share amounts using substantially the same criteria as used in establishing the initial cumulative amounts.

    The remaining one-half of the options will vest and become exercisable upon satisfaction of either of the following conditions:

    o the completion of any 90 calendar day period in which the beginning, ending and average reported closing price of the Company's Class A Common Stock on the New York Stock Exchange is at least $45.00 per share.

    o (i) the earnings per share as publicly reported by the Company meets or exceeds $2.75 for any consecutive six quarter period, beginning with the six quarter period ending in March 1998 and (ii) the most recent two quarters' earnings per share total at least $1.00; provided that, for any consecutive six quarter period ending in fiscal year 2000, or thereafter, the Human Resources Committee of the Board of Directors may establish, from time to time, different minimum cumulative earnings per share amounts using substantially the same criteria as used in establishing the initial cumulative amounts.

     The first day of measuring the consecutive 90-day periods will be January 1, 1998.

     The Human Resources Committee of the Board of Directors may, at its discretion, revise the terms and conditions of these stock options to the extent permitted by the Company's Amended and Restated 1996 Equity Incentive Plan.

     Beginning on November 1, 1996, the date of the Company's initial public offering, the undersigned non-employee Directors began serving as members of the Human Resources Committee of the Company's Board of Directors. The compensation philosophy expressed above, which supports the information reported in this Proxy Statement, was developed by the Compensation Committee of the Ingram Industries Board of Directors prior to the Company's initial public offering. The Human Resources Committee is in the process of developing principles and formulating an on-going compensation program that supports the Company's business and strategies.


                                               J. Phillip Samper, Chairman
                                               Martha R. Ingram
                                               Don H. Davis, Jr.

                         STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph below, which assumes a $100 investment on November 1, 1996 and reinvestment of any dividends, compares cumulative total shareowner return (assuming reinvestment of dividends) of the Company, the New York Stock Exchange, Inc. ("NYSE") Composite Index and the Standard Industrial Classification ("SIC") Code Index (SIC Code 5045--Computer and Computer Peripheral Equipment and Software) for the period beginning November 1, 1996, the date on which trading of the Company's Class A Common Stock commenced, through December 28, 1996. The closing price of the Company's Class A Common Stock was $23.50 on December 28, 1996 and $21.25 on March 24, 1997. The stock price performance of the Company's Class A Common Stock depicted in the graph below represents past performance only and is not indicative of future performance.











                                    [GRAPH]















                                                   11/01/96       12/28/96
                                                   --------       --------
Ingram Micro Inc. . . . . . . . . . . . . . . . .   $100.00        $114.63
SIC Code Index  . . . . . . . . . . . . . . . . .    100.00          98.57
NYSE Composite Index  . . . . . . . . . . . . . .    100.00         105.25

                            INDEPENDENT ACCOUNTANTS

   The firm of Price Waterhouse LLP served as the Company's independent accountants for fiscal 1996. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the 1997 Annual Meeting, with the opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from shareowners. The Audit Committee will select the Company's independent accountants for 1997.


                         OUTSTANDING VOTING SECURITIES

   On March 24, 1997, the record date for the 1997 Annual Meeting, there were outstanding and entitled to vote 25,786,779 shares of Class A Common Stock of the Company, entitled to one vote per share, and 109,068,762 shares of Class B Common Stock, entitled to ten votes per share.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's executive officers and Directors, and beneficial owners of more than 10% of the Class A Common Stock of the Company, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers and Directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and Directors, the Company noted that no individual who, at any time during 1996, was a Director, officer or beneficial owner of more than 10% of the Class A Common Stock of the Company failed to file the reports required by Section 16(a) of the 1934 Act on a timely basis, except that (i) due to a clerical error, one holding of shares by Philip M. Pfeffer amounting to 63,972 shares of Class B Common Stock was inadvertently omitted from his Form 3 filed on October 31, 1996 and (ii) a Form 4 filed by Roy E. Claverie relating to the exercise by Mr. Claverie of options omitted Mr. Claverie's sale of the shares issued upon exercise of the options. Amended forms were filed in each case promptly after discovery of these errors.


                            SOLICITATION OF PROXIES

   The cost of soliciting proxies for the 1997 Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram, fax and telephone. Although the Company does not currently intend to do so, the Company may engage one or more agents to assist in soliciting proxies. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for expenses in so doing. Consistent with the Company's confidential voting procedure, Directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or telegram, or in person.


                                 ANNUAL REPORT

   The Annual Report of the Company for the year ended December 28, 1996, including financial statements audited by Price Waterhouse LLP, independent auditors, and their report thereon dated February 18, 1997, is being mailed to all shareowners with this proxy statement. IN ADDITION, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 28, 1996, AS FILED WITH THE SEC, WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE, UPON WRITTEN REQUEST TO INGRAM MICRO INC., 1600 EAST ST. ANDREW PLACE, SANTA ANA, CALIFORNIA 92705, ATTENTION: SENIOR DIRECTOR, INVESTOR RELATIONS.

                              SHAREOWNER PROPOSALS

   Shareowner proposals intended to be considered for inclusion in the proxy statement for presentation at the 1998 Annual Meeting must be received by the Company at its principal executive offices by December 10, 1997, unless the date of the 1998 Annual Meeting is more than 30 days prior to or subsequent to May 7, 1998, in which case proposals must be received a reasonable time before the mailing of the proxy statement relating to the 1998 Annual Meeting.


                                 OTHER MATTERS

   The Board of Directors does not know of any matter other than that described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.


                                         By Order of the Board of Directors,

                                         /s/ JAMES E. ANDERSON, JR.
                                         -----------------------------------
                                         James E. Anderson, Jr.
                                         Senior Vice President, Secretary
                                         and General Counsel

April 9, 1997

                               INGRAM MICRO INC.


        The undersigned, a shareowner of Ingram Micro Inc. (the "Company"), hereby appoints James E. Anderson, Jr. and Michael J. Grainger, and each of them individually as Proxies to represent and vote all of the Company's Class A Common Stock or Class B Common Stock held of record by the undersigned, each with full power of substitution, at the Annual Meeting of the Shareowners of the Company, to be held at the Company's Santa Ana campus, 1700 East St.
Andrews Place, Santa Ana, California 92705 on Wednesday, May 7, 1997 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as follows:

        1. To reelect Don H. Davis, Jr., David B. Ingram, John R. Ingram, Martha R. Ingram, Philip M. Pfeffer, J. Phillip Samper, Jerre L. Stead, and Joe
B. Wyatt as Directors of the Company for a term of one year.

              FOR [ ]           AGAINST [ ]            ABSTAIN [ ]

        (Instruction: to withhold authority to vote for any individual nominee, strike out his or her name.)

        2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ABOVE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) ABOVE, THIS PROXY WILL BE VOTED "FOR" SAID PROPOSAL. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

        The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 9, 1997.

                                                 Joint owners must each sign.
                                                 Please sign exactly as your
                                                 name(s) appear(s) on the Stock
                                                 Certificate. When signing as an
                                                 attorney, trustee, executor,
                                                 administrator or guardian,
                                                 please give your full title. If
                                                 signer is a corporation, please
                                                 sign the full corporation name
                                                 and full title of signing
                                                 officer.

                                                 Dated:                  , 1997
                                                        -----------------

                                                 ------------------------------

                                                 ------------------------------
                                                   Signature of Shareowner(s)